EXHIBIT 107

Calculation of Filing Fee Tables Form S-1 (Form Type) Guided Therapeutics, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.00001 per share (“Common Stock”)	457	(c)	61,397,663	(1)	$0.32	(2)	$19,647,252.20	0.00011020	$2,165,13	—	—	—	—
Fees Previously Paid	—	—	—		—		—		—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—		—		—		—	—	—	—	—	—	—
	Total Offering Amounts								$19,647,252.20		$2,165.13
	Total Fees Previously Paid										—
	Total Fees Offsets										—
	Net Fee Due										$2,165.13

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the high and low prices of the shares of Common Stock as reported on the OTC Markets on January 10, 2023 (which was within 5 business days of the date that the S-1 was first filed).